EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-177912, 333-176772, 333-176292 and 333-175478) of Quantum Fuel Systems Technologies Worldwide, Inc.

(2)
Registration Statements (Form S-8 No. 333-96923, 333-106975, 333-118705, 333-126415, 333-137258, 333-152125 and 333-182013 ) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries of our report dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries for the year ended April 30, 2011 included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/Ernst & Young LLP
Orange County, California
March 29, 2013